November 19, 2015

Shutterfly, Inc. Files Definitive Proxy for 2015 Special Meeting

Special Meeting Scheduled for December 18, 2015

REDWOOD CITY, Calif.--(BUSINESS WIRE)-- Shutterfly, Inc. (NASDAQ:SFLY), the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands, will be holding the 2015 Special Meeting of Stockholders at 9:30 a.m. Pacific Time on December 18, 2015 at the Hotel Sofitel in Redwood City. The purpose of this 2015 Special Meeting is to approve the Shutterfly, Inc. 2015 Equity Incentive Plan.

The full proxy statement was filed with the SEC yesterday and can be accessed through the following link:

http://ir.shutterfly.com/annuals.cfm.

Mailings of the proxy statement and voting information for Shutterfly, Inc. stockholders of record as of November 17, 2015 commenced today and are expected to arrive within a week.

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. ( SFLY), visit www.shutterflyinc.com.

View source version on businesswire.com: http://www.businesswire.com/news/home/20151119005436/en/

Shutterfly, Inc.

Investors:

Christiane Pelz, 650-632-2310

cpelz@shutterfly.com

Media:

Gretchen Sloan, 650-610-5276

gsloan@shutterfly.com

Source: Shutterfly, Inc.

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